Exhibit 1(c)

MERCURY BASIC VALUE FUND, INC.

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

MERCURY BASIC VALUE FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article VI thereof in its entirety and inserting the following in lieu thereof:

ARTICLE VI.

REDEMPTION

(1) Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation at the Redemption Price (defined below), subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the Corporation or postpone the date of payment of such Redemption Price in accordance with provisions of applicable law.

(2) To the extent and in the manner permitted by the Investment Company Act and the General Laws of the State of Maryland, all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation upon the sending of written, telegraphic, or electronic notice of redemption to each holder whose shares are so redeemed. Such redemption shall be made at the Redemption Price (defined below), subject to the right of the Board of Directors of the Corporation to postpone the date of payment of such Redemption Price in accordance with provisions of applicable law.

(3) For purposes of this Article, the term “Redemption Price” shall mean, with respect to the shares of capital stock of the Corporation that are being redeemed in accordance herewith, the net asset value of such shares as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or liquidation fee, contingent deferred sales charge, or other fee or charge (which fees and charges may vary within and among the classes and series of capital stock of the Corporation), if any, as may be approved by the Board of Directors of the Corporation.

(4) Payment of the Redemption Price shall be made by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation and, subject to the determination of the Board of Directors, may be made in cash, in securities or other assets at the time owned by the Corporation, or partly in cash and partly in securities or other assets at the time owned by the Corporation.

SECOND: These Articles of Amendment have been advised by the Board of Directors of the Corporation and approved by the stockholders.

THIRD: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: Except as amended hereby, the Corporation’s charter shall remain in full force and effect.

IN WITNESS WHEREOF, MERCURY BASIC VALUE FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Secretary on this 13th day of October, 2005.

MERCURY BASIC VALUE FUND, INC.

/s/ Donald C. Burke
Donald C. Burke
Vice President

Attest:

/s/ Alice A. Pellegrino
Alice A. Pellegrino
Secretary

The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties for perjury.

/s/ Donald C. Burke
Donald C. Burke
Vice President

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